EXHIBIT 12.1



                         THE CHARLES SCHWAB CORPORATION

                Computation of Ratio of Earnings to Fixed Charges
                    (Dollar amounts in thousands, unaudited)


                                                                                  Three Months Ended
                                                                                        March 31,
                                                                                  1998            1997
                                                                                  ----            ----

Earnings before taxes on income                                                 $112,334        $110,320
---------------------------------------------------------------------------------------------------------

Fixed charges
   Interest expense - customer                                                   137,672         108,790
   Interest expense - other                                                       17,923          14,340
   Interest portion of rental expense                                              7,399           6,226
---------------------------------------------------------------------------------------------------------
   Total fixed charges (A)                                                       162,994         129,356
---------------------------------------------------------------------------------------------------------
Earnings before taxes on income and fixed charges (B)                           $275,328        $239,676
=========================================================================================================

Ratio of earnings to fixed charges (B) / (A)*                                        1.7             1.9
=========================================================================================================

Ratio of earnings to fixed charges excluding customer interest expense**             5.4             6.4
=========================================================================================================


     * The ratio of earnings to fixed charges is calculated in a manner consistent with SEC requirements. For such purposes, "earnings" consist of earnings before taxes on income and fixed charges. "Fixed charges" consist of interest expense incurred on payable to customers, borrowings and one-third of rental expense, which is estimated to be representative of the interest factor.

     ** Because interest expense incurred in connection with payable to customers is completely offset by interest revenue on related investments and margin loans, the Company considers such interest to be an operating expense. Accordingly, the ratio of earnings to fixed charges excluding customer interest expense reflects the elimination of such interest expense as a fixed charge.